FOR:	DCAP Group, Inc. - NASDAQ: DCAP
CONTACT:	Barry B. Goldstein (516) 374-7600

New Line of Credit agreement concluded with M & T Bank
No Newly Registered Shares Sold
Annual Shareholders Meeting Scheduled for September 22

Hewlett, NY—July 31, 2006 - DCAP Group, Inc. (NASDAQ: DCAP) announced today that it has amended and extended its line of credit from M&T Bank. The size of the line is $20 million and it is available primarily to support premium finance receivables. Up to $2.5 million of the line can be used in helping DCAP grow its non-premium finance business interests. The line is scheduled to mature in June 2008.

“We are pleased to report this enhanced facility”, said Barry Goldstein, DCAP’s CEO. “We’ve enjoyed a wonderful relationship with M & T for the past three years, and I am very pleased that they continue to demonstrate the confidence in us that my staff and I have worked so hard to earn.”

Registration statement-Goldstein also stated that, while two large investor groups requested that their 659,100 shares of common stock be registered for resale, none of the registered shares has been sold, and DCAP has been advised that none is contemplated to be sold in the near term. These shares were acquired in 2002 and 2003.

Annual Meeting and Record Date - DCAP also announced that its 2006 Annual Meeting of Shareholders is scheduled to be held on September 22, 2006. The record date for the meeting is August 17, 2006.

About DCAP Group
DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast. Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York, New Jersey, and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of July 31, 2006, DCAP had 75 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission on Form 10-KSB. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.